SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 24, 2003
(Date of earliest event reported)

O.A.K. FINANCIAL CORPORATION
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-22461 (Commission File Number)	38-2817345 (IRS Employer Identification no.)

2445 84th Street, S.W. Byron Center, MI (Address of principal executive office)		49315 (Zip Code)

Registrant's telephone number, including area code: (616) 878-1591

Item 7. Financial Statements and Exhibits.

           Exhibit

           99.1 Press release dated October 24, 2003

Item 12. Results of Operations and Financial Condition

           On October 24, 2003, O.A.K. Financial Corporation issued a press release announcing 2003 third quarter and year-to-date. A copy of the press release is attached as Exhibit 99.1.

           The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

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SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 24, 2003	O.A.K. FINANCIAL CORPORATION (Registrant) By /s/ James A. Luyk James A. Luyk Chief Financial Officer

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EXHIBIT INDEX

Exhibit 99.1    Press Release Dated October 24, 2003.

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EXHIBIT 99.1

October 24, 2003

OAK Financial Corporation Reports Continued Improvement for the Third Quarter 2003

Byron Center, MI — OAK Financial Corporation (OKFC), a West Michigan based bank holding company, reported its third quarter 2003 results showing improvements in several key areas of financial performance. Net income improved 6% compared to the second quarter of 2003, non-performing assets declined significantly and the corporation and subsidiaries were released from the written agreement with the regulators. Net income for the third quarter was $1,178,000, or $.58 per share, compared to $1,425,000, or $.70 per share for the same period last year. Both year-to-date net income and earnings per share increased 4% over the same year-to-date period 2002.

A substantial improvement in asset quality was realized, with non-performing assets declining by $4.1 million from last quarter and $7.8 million from a year ago. Much of this improvement is a result of exiting credits that did not meet the credit quality standards of the bank.

“Focused efforts by our staff and our Board produced a regulatory upgrade early this year. I’m pleased to share with you that continuing those efforts has recently produced another upgrade,” said Patrick K. Gill, president and chief executive officer of OAK Financial Corporation. “In addition, OAK Financial Corporation and its subsidiaries have been released from the written agreement with the regulators dated October 4, 2002. These incredible achievements are even more impressive because of the short time it took to accomplish them.”

Net income for the third quarter 2003 was $1,178,000 compared to $1,425,000 a year ago. The decrease from the prior year is due to a $660,000 decline in net interest income, $261,000 increase in non-interest expense and $380,000 increase in the amortization of mortgage servicing rights. These changes were partially offset by a $500,000 reduction in the provision for loan losses and a $139,000 reduction in federal income tax expense. CFO James A. Luyk stated, “With our asset quality and regulatory issues behind us, our team will continue to focus even more energy on improving financial performance. We expect that the plans that are being developed and implemented will result in improved performance in the coming quarters.”

The decline in the third quarter net interest income is a result of declines in the net interest margin and earning assets. The net interest margin compression continues to reflect the effects of significant commercial loan refinancing and the exceptionally low interest rate environment. The net interest margin was 3.44% in the third quarter compared to 4.00% in the third quarter of 2002. The decline in earning assets is attributed to the improvement in asset quality, which is discussed below. The net interest margin is not expected to improve in the near term as general interest rates are at historic lows and are not expected to rise significantly during the next several quarters. Intense competition in the West Michigan market area is also contributing to lower net interest margins.

Asset quality improved significantly in the third quarter resulting in an 83% reduction in the provision for loan losses. The improvement in asset quality is primarily a consequence of strengthened underwriting standards and loan administration. Total non-performing assets as a percent of total loans declined from 2.40% a year ago to .50% at the end of the third quarter of 2003.

Non-interest income increased 2% in the third quarter of 2003 compared to the third quarter of 2002. The increase reflects double-digit growth in deposit service charges, insurance revenue, brokerage fees, and other non-interest income. The increase in other non-interest income includes a gain on sale of other real estate, which was previously a non-performing asset. The overall increase in non-interest income was partially offset by a 48% decline in mortgage banking related fees, which reflects a significant increase in the amortization of mortgage servicing rights and the sale of un-hedged mortgages at a loss. It is the bank’s practice to hedge nearly all of the mortgage production, however, the overwhelming volume of mortgages in the third quarter prevented the bank from closing all mortgage production with the hedged time period. At the end of the third quarter the bank had very few mortgages that remained un-hedged.

Non-interest expense increased 7% in the third quarter of 2003 compared to the third quarter of 2002. The higher expense level in the third quarter reflects growth in salary and benefit expense associated with building a highly qualified and experienced management team. Non-employment related expenses such as occupancy and equipment declined 4% and total other expense declined 12% from a year ago. Expense control has benefited from an organization-wide effort to lower total operating expenses. It is expected that further reductions in non-interest expense will be achieved in future quarters as a result of the improvement in asset quality and management’s ongoing review of all operating expenses.

Total assets declined 6% to $507 million at September 30, 2003 from $537 million at December 31, 2002. As discussed previously, the improvement in asset quality has resulted in a 7% decline in total loans from December 31, 2002. Total commercial loans declined $27 million, or 10%, which includes a $14 million, or 54%, reduction in loans considered impaired. Total consumer installment loans declined $14 million, or 27%, which includes an $11 million, or 36% reduction, of indirect consumer loans. As reported earlier, the decline in total loans was expected as a result of aggressive management of non-performing loans and the exit of the indirect consumer loan business. Loan growth is expected to resume during the fourth quarter of 2003. The proceeds from the decline in total loans have been temporarily invested in securities, which have increased 23% from December 2002 and a reduction of time deposits over $100,000, which have declined $23 million, or 23% from December 2002. Core deposits declined $11 million, or 4%, from December 2002 because the bank has not had to compete as aggressively for deposits during the past nine-months. It is expected that as loan growth resumes, the bank will compete more aggressively for deposits and deposit growth will resume. The corporation continues to be well capitalized with an equity-to-asset ratio of 10.8% at September 30, 2003 compared to 9.8% at December 31, 2002.

Mr.     Gill concluded, “We have strengthened our team, improved our infrastructure, evaluated our opportunities and are now well-positioned to seek profitable growth and improved financial performance. We’ve built a solid foundation and our staff is absolutely the best. We’re gaining momentum and expect to perform well within our markets.” OAK Financial Corporation is the parent company for Byron Center State Bank, Dornbush Insurance Agency, and OAK Financial Services.

O.A.K.     Financial Corporation (the “Corporation”) is a single bank holding company, which owns O.A.K. ELC and Byron Center State Bank (the “Bank”). O.A.K. ELC is an employee leasing company that leases employees to Byron Center State Bank, O.A.K. Financial Services and Dornbush Insurance Agency. The Bank has eleven banking offices serving eleven communities in Kent, Ottawa and Allegan Counties. The Bank owns a subsidiary, O.A.K. Financial Services, which offers mutual fund products, securities brokerage services, retirement planning services, investment management and advisory services. O.A.K. Financial Services in turn owns Dornbush Insurance Agency, which sells property and casualty, life, disability and long-term care insurance products. For information regarding stock transactions, please contact Kent King Securities at 1-888-804-8891 or Howe Barnes at 1-800-800-4693.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “believe,” and “expect” ” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future improvements in performance and asset quality as well as growth of the loan portfolio. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.

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For more information, please contact:

Pat Gill, president & CEO at (616) 662-3113, or Jim Luyk, chief financial officer at (616) 662-3124 OAK Financial Corporation, Byron Center, Mich.

O.A.K. FINANCIAL CORPORATION AND SUBSIDIARY	CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

ASSETS	September 30, 2003 (Unaudited)	December 31, 2002

Cash and due from banks	$ 11,237	$ 17,329
Federal funds sold	19,700	39,675

Cash and cash equivalents	30,937	57,004
Available-for-sale securities	99,387	81,125
Total Loans	351,569	377,567
Allowance for loan losses	(8,432)	(8,398)

Net Loans	343,137	369,169
Loans held for sale	4,324	1,896
Accrued interest receivable	2,591	2,908
Premises and equipment, net	14,547	15,010
Restricted investments	2,952	2,900
Other assets	8,628	7,460

Total assets	$ 506,503	$ 537,472

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Interest bearing	$ 309,126	$ 344,790
Non-interest bearing	54,798	52,622

Total deposits	363,924	397,412
Securities sold under agreements to repurchase
and federal funds purchased	50,173	47,896
Borrowed funds	33,630	35,000
Other liabilities	4,153	4,558

Total liabilities	451,880	484,866
Stockholders' equity
Common stock, $1 par value; 4,000,000 shares authorized;
2,040,780 shares issued and outstanding	2,041	2,041
Additional paid-in capital	6,297	6,307
Retained earnings	45,190	42,716
Accumulated other comprehensive income	1,374	1,868
Unallocated common stock held by ESOP	(279)	(326)

Total stockholders' equity	54,623	52,606

Total liabilities and stockholders' equity	$ 506,503	$ 537,472

O.A.K. FINANCIAL CORPORATION AND SUBSIDIARY	CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)

	Three Months and Nine Months ended September 30, 2003 and 2002 (Unaudited)
	Three Months		Nine Months
Interest Income	2003	2002	2003	2002

Interest and fees on loans	$5,426	$7,093	$17,625	$21,635
Available-for-sale securities	820	837	2,493	2,513
Restricted investments	37	45	119	133
Federal funds sold	51	31	210	44

Total interest income	6,334	8,006	20,447	24,325

Interest expense
Deposits	1,703	2,558	5,858	7,686
Borrowed funds	443	494	1,329	1,569
Securities sold under agreements to repurchase	101	207	392	527

Total interest expense	2,247	3,259	7,579	9,782

Net interest income	4,087	4,747	12,868	14,543
Provision for loan losses	100	600	625	3,245

Net interest income after provision for loan losses	3,987	4,147	12,243	11,298

Non-interest income
Service charges on deposit accounts	555	475	1,591	1,363
Mortgage production revenue	532	1,021	1,315	1,931
Net gain on sales of available-for-sale securities	3	--	4	81
Insurance premiums and brokerage fees	384	319	1,204	1,041
Other	426	50	640	159

Total non-interest income	1,900	1,865	4,754	4,575

Non-interest expenses
Salaries	2,144	1,725	5,975	5,282
Employee benefits	450	430	1,459	1,361
Occupancy (net)	313	318	950	911
Furniture and fixtures	258	278	815	782
Other	1,078	1,231	3,701	3,625

Total non-interest expenses	4,243	3,982	12,900	11,961

Income before federal income taxes	1,644	2,030	4,097	3,912
Federal income taxes	466	605	1,133	1,056

Net income	$1,178	$1,425	$2,964	$2,856

Income per common share:
Basic	$ 0.58	$ 0.70	$ 1.46	$ 1.40

Diluted	$ 0.58	$ 0.70	$ 1.46	$ 1.40

OAK Financial Corporation
Consolidated Financial Highlights
(Unaudited)	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
(dollars in thousands except per share data)	2003	2003	2003	2002	2002
Earnings
Net interest income	$ 4,087	$ 4,419	$ 4,362	$ 4,583	$ 4,747
Provision for loan losses	$ 100	$ 0	$ 525	$ 825	$ 600
Noninterest income	$ 1,900	$ 1,515	$ 1,339	$ 2,013	$ 1,865
Noninterest expense	$ 4,243	$ 4,372	$ 4,285	$ 4,415	$ 3,982
Net income	$ 1,178	$ 1,115	$ 671	$ 922	$ 1,425
Basic earnings per share	$0.58	$0.55	$0.33	$0.46	$0.70
Diluted earnigns per share	$0.58	$0.55	$0.33	$0.46	$0.70
Average shares outstanding	2,035	2,035	2,035	2,034	2,034
Performance Ratios
Return on average assets	0.91%	0.85%	0.51%	0.68%	1.08%
Return on average equity	8.66%	8.41%	5.17%	6.99%	11.07%
Net interest margin (tax-equivalent)	3.44%	3.72%	3.68%	3.78%	4.00%
Efficiency ratio	69.4%	72.3%	73.7%	65.9%	59.2%
Full-time equivalent employees	198	201	201	203	200
Ending equity to ending assets	10.78%	10.36%	10.00%	9.79%	9.72%
Book value per share	$26.84	$26.51	$25.96	$25.86	$25.55
Asset Quality
Net loans charged-off	$ 100	$ 35	$ 456	$ 1,059	$ 394
Net charge-offs to total average loans	0.11%	0.04%	0.50%	1.08%	0.40%
Nonperforming Assets	$ 1,756	$ 5,885	$ 8,915	$ 9,308	$ 9,515
Nonperforming Assets to total loans	0.50%	1.70%	2.43%	2.47%	2.40%
Allowance for loan losses to total loans	2.40%	2.44%	2.31%	2.22%	2.17%

	YTD	YTD
(dollars in thousands except per share data)	09/30/03	09/30/02
Earnings
Net interest income	$12,868	$14,543
Provision for loan losses	$625	$3,245
Noninterest income	$4,754	$4,575
Noninterest expense	$12,900	$11,961
Net income	$2,964	$2,856
Basic earnings per share	$ 1.46	$ 1.40
Diluted earnigns per share	$ 1.46	$ 1.40
Average shares outstanding	2,035	2,034
Performance Ratios
Return on average assets	0.76%	0.74%
Return on average equity	7.44%	7.53%
Net interest margin (tax-equivalent)	3.62%	4.16%
Efficiency ratio	71.8%	61.4%
Full-time equivalent employees	198	200
Ending equity to ending assets	10.78%	9.72%
Book value per share	$ 26.84	$ 25.55
Asset Quality
Net loans charged-off	$591	$1,596
Net charge-offs to total average loans	0.22%	0.54%
Nonperforming Assets	$1,756	$9,515
Nonperforming Assets to total loans	0.50%	2.40%
Allowance for loan losses to total loans	2.40%	2.17%